UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 18, 2005

Date of Report (Date of earliest event reported)

QUAKER FABRIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7023	04-1933106
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

941 Grinnell Street, Fall River, Massachusetts		02721
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(508) 678-1951

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 18, 2005, Quaker Fabric Corporation of Fall River (“Quaker”), a wholly-owned subsidiary of Quaker Fabric Corporation (the “Company”), entered into a five-year, $70.0 million senior secured revolving credit and term loan agreement with Bank of America, N.A. and two other lenders (the “2005 Credit Agreement”). The 2005 Credit Agreement provides for a $20.0 million term loan (the “Term Loan”) and a $50.0 million revolving credit and letter of credit facility (the “Revolving Credit Facility”). Quaker’s obligations under the 2005 Credit Agreement are guaranteed by the Company and two Quaker subsidiaries (the “Guaranty”). Pursuant to a Security Agreement (also dated as of May 18, 2005) executed by Quaker, the Company, and two subsidiaries of Quaker, all of Quaker’s obligations under the 2005 Credit Agreement are secured by first priority liens upon all of Quaker’s and the Company’s assets and on the assets of the two Quaker subsidiaries acting as guarantors (the “Security Agreement”).

Advances to Quaker under the Revolving Credit Facility are limited to a formula based on Quaker’s accounts receivable and inventory minus an “Availability Reserve” (and such other reserves as the Bank may establish from time to time in its reasonable credit judgment.) Amortization of the Term Loan is over a five-year period beginning November 1, 2005, with payments of principal and interest to be made on a quarterly basis.

The 2005 Credit Agreement includes customary financial covenants (including fixed charge coverage ratios and minimum consolidated EBITDA requirements), reporting obligations, and affirmative and negative covenants including, but not limited to, limitations on certain business activities of the Company and Quaker and restrictions on the Company’s and/or Quaker’s ability to declare and pay dividends, incur additional indebtedness, create certain liens, make capital expenditures, incur capital lease obligations, make certain investments, engage in certain transactions with stockholders and affiliates, and purchase, merge, or consolidate with or into any other corporation.

Quaker’s initial borrowing under the 2005 Credit Agreement was approximately $46.0 million, of which approximately $42.3 million was used to repay, in full, all of Quaker’s outstanding obligations under the $45.0 million of Senior Notes due October 2005 and 2007 that Quaker issued to an insurance company during 1997 and the $5.0 million of Series A Notes due February 2009 that Quaker issued to the same insurance company during 2002, with such repayment including a yield maintenance premium of approximately $2.0 million. The balance of the initial borrowing was used to cover approximately $1.0 million of closing costs and to repay, in full, all of Quaker’s outstanding obligations to Fleet National Bank (“Fleet”) under the Second Amended and Restated Credit Agreement dated February 14, 2002 by and between Fleet and Quaker.

As of May 20, 2005, there were $44.5 million of loans outstanding under the 2005 Credit Agreement, including the $20.0 million term loan component, approximately $4.7 million of letters of credit and unused availability of $18.5 million.

The foregoing descriptions of the 2005 Credit Agreement, the Security Agreement and the Guaranty are qualified in their entirety by reference to the 2005 Credit Agreement, the Security Agreement and the Guaranty which are filed as Exhibits 10.24 through and 10.26 to this Form 8-K and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.24

Revolving Credit and Term Loan Agreement (dated as of May 18, 2005) by and among Quaker Fabric Corporation of Fall River, as Borrower; Bank of America, N.A. and the Other Lending Institutions which are or may become parties thereto (the “Lenders”); Bank of America, N.A., as Administrative Agent and Issuing Bank; Fleet National Bank, as Cash Management Bank; and Banc of America Securities LLC, as Sole Lead Arranger and Book Manager (the “2005 Credit Agreement”).

10.25

Security Agreement (dated as of May 18, 2005) among Quaker Fabric Corporation of Fall River, as Borrower; Quaker Textile Corporation, Quaker Fabric Mexico, S.A. de C.V., and Quaker Fabric Corporation, as Guarantors; and Bank of America, N.A., as Administrative Agent on behalf of the Lenders.

10.26

Guaranty Agreement (dated as of May 18, 2005) by Quaker Fabric Corporation, Quaker Textile Corporation and Quaker Fabric Mexico, S.A. de C.V., as Guarantors, in favor of Bank of America, N.A. and the other lenders which are or may become parties to the 2005 Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUAKER FABRIC CORPORATION
(Registrant)

Date: May 23, 2005	/s/	Paul J. Kelly
Paul J. Kelly Vice President – Finance and Treasurer

EXHIBIT INDEX

10.24

Revolving Credit and Term Loan Agreement (dated as of May 18, 2005) by and among Quaker Fabric Corporation of Fall River, as Borrower; Bank of America, N.A. and the Other Lending Institutions which are or may become parties thereto (the “Lenders”); Bank of America, N.A., as Administrative Agent and Issuing Bank; Fleet National Bank, as Cash Management Bank; and Banc of America Securities LLC, as Sole Lead Arranger and Book Manager (the “2005 Credit Agreement”).

10.25

Security Agreement (dated as of May 18, 2005) among Quaker Fabric Corporation of Fall River, as Borrower; Quaker Textile Corporation, Quaker Fabric Mexico, S.A. de C.V., and Quaker Fabric Corporation, as Guarantors; and Bank of America, N.A., as Administrative Agent on behalf of the Lenders.

10.26

Guaranty Agreement (dated as of May 18, 2005) by Quaker Fabric Corporation, Quaker Textile Corporation and Quaker Fabric Mexico, S.A. de C.V., as Guarantors, in favor of Bank of America, N.A. and the other lenders which are or may become parties to the 2005 Credit Agreement.